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                                                                    EXHIBIT 99.1



                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:                            CONTACT:

Titanium Metals Corporation                       Mark A. Wallace
1999 Broadway, Suite 4300                         Vice President - Finance
Denver,  Colorado  80202                          (303) 296-5651



                      TIMET REPORTS SECOND QUARTER RESULTS

         DENVER, COLORADO . . . July 19, 1996 . . . Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT) reported net income for the second quarter of 1996 of $8.1 million, or $.30 per share, compared to a net loss of $2.1 million, or $.14 per share, for the same quarter in 1995. For the first half of 1996, the Company reported net income of $10.2 million, or $.43 per share, compared to a net loss of $6.1 million, or $.40 per share, for the same period in 1995. TIMET's 1996 results include the titanium businesses acquired from IMI plc on February 15, 1996. The significant improvement in TIMET's results was principally driven by price and volume increases in the commercial aerospace market, as well as continuing growth in demand for titanium products across all market segments.

         TIMET's operating income for the second quarter and first half of 1996 was $13.8 million and $20.6 million, respectively. The operating results included special charges related to the acquisition of IMI's titanium businesses of $.1 million in the second quarter and $4.3 million for the first half of 1996. TIMET's net sales for the first half of 1996 were $226.4 million, up 46% from the same period in 1995 (all percentage comparisons are proforma for the effects of the IMI titanium acquisition). Mill product shipments for the first half of 1996 were 12.5 million pounds, a 20% increase over the same period in 1995. Selling prices in the second quarter of 1996 were up approximately 22% to an average mill product price of $14.54 per pound compared to the second quarter of 1995. Average mill product selling prices in the second quarter of 1996 were up 5% compared to the first quarter.

         The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, competitive products, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.

         TIMET, headquartered in Denver, Colorado, is a leading integrated producer of titanium metal products. The Company sold 6.2 million shares of its common stock in an initial public offering on June 4, 1996. The net proceeds to the Company of $133 million were principally used to repay all debt.
                                   # # # # #
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                          TITANIUM METALS CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)

                                  (Unaudited)



                                                            Quarter ended              Six Months Ended
                                                               June 30,                    June 30,
                                                         -------------------          ------------------
                                                         1995           1996          1995          1996
                                                         ----           ----          ----          ----
 Sales                                                   $45.6         $118.8         $87.3        $226.4
 Cost of sales                                            42.8          100.8          83.9         193.3
 Selling, administrative and development costs             2.8            6.5           5.7          12.0
 Equity in earnings of joint ventures                      1.0            2.4           1.8           3.8
 Special charges                                           0.0            0.1           0.0           4.3
                                                         -----         ------         -----        ------

      Operating income (loss)                              1.0           13.8          (0.5)         20.6

 General corporate income (expense), net                  (0.2)           0.5          (0.2)          0.4
 Interest expense                                          2.8            3.4           5.3           6.9
                                                         -----         ------         -----        ------

      Income (loss) before income taxes and
             preacquisition earnings                      (2.0)          10.9          (6.0)         14.1

 Income tax expense                                        0.1            2.8           0.1           3.5
 Preacquisition earnings                                   0.0            0.0           0.0          (0.4)
                                                         -----         ------         -----        ------

      Net income (loss)                                  ($2.1)          $8.1         ($6.1)        $10.2
                                                         =====         ======         =====        ======


 Net income (loss) per common share                     ($0.14)         $0.30        ($0.40)        $0.43
                                                         =====         ======         =====        ======


 Weighted average common shares outstanding               15.1           27.1          15.1          23.8
                                                         =====         ======         =====        ======

__________________________________________
* Includes the results of the IMI titanium business acquired on February 15, 1996.